                                  Exhibit FS-10


                         ATLANTIC CITY ELECTRIC COMPANY
             ACTUAL AND PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 2001
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                                   PRO FORMA
                                                                 ACTUAL           ADJUSTMENTS        PRO FORMA
                                                                ---------        ------------        ---------
OPERATING REVENUES                                              $ 990,035                            $ 990,035
                                                                ---------        ------------        ---------

OPERATING EXPENSES
       Electric fuel and purchased energy and capacity            441,192                              441,192
       Special charges                                                 --                                   --
       Operation and maintenance                                  239,269                              239,269
       Depreciation and amortization                               97,668                               97,668
       Taxes other than income taxes                               35,660                               35,660
                                                                ---------        ------------        ---------
                                                                  813,789                              813,789
                                                                ---------        ------------        ---------

OPERATING INCOME                                                  176,246                              176,246
                                                                ---------        ------------        ---------

OTHER INCOME                                                        9,848             102,000(2)       111,848
                                                                ---------        ------------        ---------

INTEREST EXPENSE
       Interest charges                                            74,117             113,050(3)       187,167
       Allowance for borrowed funds used during
            construction and capitalized interest                    (594)                                (594)
                                                                ---------        ------------        ---------
                                                                   73,523             113,050          186,573
                                                                ---------        ------------        ---------

PREFERRED DIVIDEND REQUIREMENTS ON
       PREFERRED SECURITIES OF SUBSIDIARY TRUSTS                    7,619                                7,619
                                                                ---------        ------------        ---------

INCOME BEFORE INCOME TAXES                                        104,952             (11,050)          93,902

INCOME TAXES                                                       42,815              (4,420)(4)       38,395
                                                                ---------        ------------        ---------

NET INCOME                                                         62,137              (6,630)          55,507

DIVIDENDS ON PREFERRED STOCK                                        2,132                                2,132
                                                                ---------        ------------        ---------

EARNINGS APPLICABLE TO COMMON STOCK                             $  60,005        $     (6,630)       $  53,375
                                                                =========        ============        =========

See accompanying description of pro forma adjustments.


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                           Exhibit FS-9 & FS-10 Notes



PRO FORMA ADJUSTMENTS
                                                                                                               ($000's)
                                                                                                            -------------
(1)         Cash proceeds were assumed to be received from long-term debt issued at 6.65%, as a result of securitization of stranded costs, including stranded costs that are expected to result from
               buy-outs or buy-downs of purchased power contracts in addition to those which had occurred through March 31, 2001. The cash
               proceeds were assumed to be temporarily invested and earn a return of 6%.                     $ 1,700,000
                                                                                                            -------------

(2)         Other income increased due to the 6% return assumed to be earned on the
               temporarily invested proceeds from the issuance of $1,700,000 of long-term debt.              $   102,000
                                                                                                            -------------

(3)         Interest expense increased due to the $1,700,000 of long-term debt which was assumed
               to be issued at 6.65%.                                                                        $   113,050
                                                                                                            -------------

(4)         Represents the tax benefit, estimated to be 40%, from the decrease in pre-tax income due to the additional interest expense, net of the income on the invested proceeds.


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